Exhibit 99.2

Marvel Entertainment, Inc.

Transcript of Conference Call

Moderator: Peter Cuneo

February 26, 2007

9:00 a.m. EST

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Marvel Entertainment fourth quarter results conference call. (Operator Instructions)

I would now like to turn the conference over to Peter Cuneo, Vice Chairman, Marvel Entertainment. Please go ahead, sir.

F. Peter Cuneo

Thank you very much. Good morning and welcome, everyone. I am Peter Cuneo, Vice Chairman of the Board of Marvel. With us today here in New York we have: John Turitzin, who is Executive Vice President in the Office of the Chief Executive Officer; Ken West, who is Executive Vice President and our Chief Financial Officer; in California, also participating is David Maisel, Executive Vice President in the Office of the Chief Executive Officer.

We are going to proceed today by first reading our Safe Harbor statement. Then, Ken West, our CFO, will have some prepared comments. Then David Maisel will also have some prepared comments, and then we will open the floor to questions. Can we have the Safe Harbor statement, please?

David Collins

Some of the statements that the company will make on this conference call, such as statements of the company’s plans, expectations and financial guidance, are forward-looking. While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties and the company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s reports on Form 8-K, 10-K, and 10-Q. Marvel assumes no obligation to publicly update or revise any forward-looking statement.

F. Peter Cuneo

Thank you very much. And now, Ken West will have some comments.

Kenneth P. West

Thank you Peter, and good morning everyone.

For Q4 2006, total net sales were $85 million, as compared to $117 million in Q4 2005, resulting from an anticipated decline in the licensing segment that was only partially offset by an increase from publishing and toys. Consolidated operating margins were approximately 31% in Q4 as compared to 38% in Q4 2005, primarily due to lower sales in the licensing segment, which generates the highest margins, a higher percentage of toy segment sales, which generate our lowest margins, and an increase in expense due primarily to option expensing which aggregated approximately $1.3 million in Q4 – none of which was recognized in 2005.

For the full year 2006, total net sales were $352 million – exceeding our guidance of $330 to $340 million, yet down from $391 million recognized in 2005, and principally reflects the year-over-year decline in licensing segment revenues that was only partially offset by gains from publishing and toy revenues. Consolidated operating margins were approximately 32% in 2006 and 44% in 2005, again principally for the reasons just noted.

Now for a few Q4 divisional highlights.

Licensing Segment net sales decreased 69% to $25.5 million in Q4, primarily due to lower contributions from both domestic merchandise licensing and the Spider-Man 2 merchandising via the joint venture with Sony. These declines were partially offset by modest increases in contributions from international licensing, which increased $2.9 million versus last year’s Q4 .

Operating margins in the licensing division declined to 51% this quarter, compared to 68% in the year-ago period, reflecting the impact of a comparable level of fixed expenses on lower revenues.

Revenues increased 22% to $28.6 million in the publishing segment, due to higher comic sales into the direct market, reflecting the marketing benefits of “Civil War,” a special comic book series with cross-selling tie-ins to many of our established comic series. The quarter also reflects higher custom publishing revenue. Operating margins were 41% in Q4 compared to 37% in the year-ago period, due to the efficiencies of larger print runs for comics and increased sales of higher-margin trade publications and custom comics.

Marvel’s Q4 Toy Segment net sales reflect toys manufactured and sold by Marvel as compared to toys produced primarily by our master toy licensee in 2005, leading to a year-over-year increase in Toy segment revenues to $31.1 million in Q4 from $12.0 million in the year-ago period. Toy sales in Q4 primarily reflect classic Marvel character lines in addition to approximately $5.2 million in royalty and service fee revenue related to initial shipments by Hasbro, our new toy licensee.

Toy segment operating margins were 21% in Q4, reflecting sales subject to the corresponding Cost of Revenues. Toy segment operating income in the year-ago fourth quarter was negative as a result of a one-time, pre-tax cash charge of $12.5 million for the early termination of the licensing agreement with Marvel’s previous toy licensee, Toy Biz Worldwide Ltd.

Consolidated net income and earnings per share amounts in Q4 were $11.7 million or $0.14 per fully diluted share vs. $25.9 million or $0.26 per diluted share in Q4 last year.

For the full year 2006, fully diluted earnings per share amounted to $0.67, net of an effective tax rate of 39.5% as compared to 36.7% during 2005, an increase due primarily to higher state, local and foreign taxes.

I will now turn to our balance sheet.

Before turning to our updated 2007 guidance, I would like to report that cash flow from operations approximated $42 million in Q4, and $158 million for the full year 2006. Combining these full year results with cash received from 2006 option exercises enabled us to fund initial film development costs of approximately $15 million through year-end and purchase $287 million of our common stock.

During the fourth quarter, we reduced our working capital credit facility debt from approximately $80 million to $17 million, and closed the year with cash and equivalents of approximately $32 million. At present, we have no outstanding borrowings under our working capital credit facility, and maintain in excess of $60 million in cash and short-term investments. We continue to have approximately $50 million authorized for share repurchases under our June 2006 $100 million share repurchase program.

Now for a few notes on our 2007 Guidance.

The primary drivers behind our 2007 financial guidance are detailed in this morning’s press release and remain unchanged from those that were detailed in our prior release issued with our Q3 2006 results and related conference call comments. Guidance for 2007 also includes the anticipated effects of adopting the provisions of FIN 48, the new income tax accounting rule which is effective January 1, 2007. The implementation of this new standard is expected to reflect an effective tax rate of approximately 40%.

Our net sales guidance for 2007 remains unchanged from prior expectations and is in a range of $375 million to $435 million, with the improvement over 2006 largely reflecting a meaningful increase in Licensing and licensed Toy sales, with more modest improvement expected in the publishing segment. Our fully diluted earnings per share guidance has been adjusted to the range of $1.30 to $1.55 from the prior range of $1.35 to $1.55, to reflect an expected effective tax rate that is both in line with our 2006 actual rate and reflects a continuing trend in higher state and local taxes.

In light of the May release of Spider-Man 3, we expect that more than half of our 2007 earnings will be generated during the first half of 2007.

Forecasted cash flows for 2007 are expected to be below the level achieved during 2006 – primarily as we earn a majority of the Hasbro $100 million advance collected in 2006 through licensed toy sales, and because $37 million has been collected in 2006 associated with Spider-Man-3 license advances, which will be recognized as income in 2007. The

GAAP term, “Cash flows from Operations” will also be directly reduced in the future by the further investment in our film productions, although to be financed directly via film facility borrowings.

Let me now turn the call to David for his remarks and then on to Q&A.

David Maisel

Thanks, Ken. At the studio, we have a full plate of activity centered on five areas, and I will give a quick summary of what is going on in each of those five.

First, with our licensed theatrical films, that is obviously highlighted by the recent success of Ghost Rider, which has finished again this weekend at number one in the U.S. box office after setting the record last weekend for President’s Day weekend. It is also doing very well in the international markets. This success of Ghost Rider speaks very well to the continued film receptivity to our characters and gives us a lot of confidence as we move forward on our own slate.

We then have our other licensed films coming up very soon, Spider-Man 3 on May 4th of this year and Fantastic Four: Rise of the Silver Surfer, on June 15th of this year.

The second group of activity is our own produced movie slate, highlighted by the activity right now on Iron Man and The Incredible Hulk. Iron Man, since the last earnings call, has completed its major casting, adding Gwyneth Paltrow and Jeff Bridges to the already announced Robert Downey Jr. and Terrence Howard. We are starting filming on March 12th, two weeks from today, for a scheduled May 2, 2008 release.

The Incredible Hulk will start filming in the second quarter – we are planning – for this year and a release date has been set since the last earnings call of June 13, 2008 for The Incredible Hulk. We are also developing the projects for 2009 and beyond. As we have already mentioned, we are developing other projects in our slate, including Captain America, Nick Fury, Ant-Man, Avengers, as well as the property Thor.

The third area of activity relates to our animated direct-to-DVD projects. We have launched The Invincible Iron Man animated film direct-to-DVD on January 23rd. The film has done very well and opened that week number three in the U.S. of all DVD sales, behind two theatrical releases. We will also be releasing a second direct-to-DVD this year based on Doctor Strange, and the scheduled month of release there is August of this year.

The fourth area of activity is in the animated television realm. We have our Fantastic Four animation, which will be back on the air with Cartoon Network around the movie launch of Fantastic Four: Rise of the Silver Surfer. We are also actively developing two other series, Wolverine and the X-Men and Iron Man, for future years.

Lastly, a set of activity around the video game area. At the end of last year, we released Marvel Ultimate Alliance with our partner Activision, which was a very successful game for us. We have four other projects coming out in 2007, including the Ghost Rider game, a Marvel vs. card game with Konami, Spider-Man 3 game with Activision, and the Fantastic Four: Rise of the Silver Surfer game with Take 2.

I will now turn it back over to Peter.

F. Peter Cuneo

Thanks very much, David, appreciate it. At this point, Julia, we would like to open the floor for Q&A.

Operator

(Operator Instructions)

The first question is coming from the line of Elizabeth Osur with Citigroup. Please proceed.

Liz Osur - Citigroup

Congratulations on a good quarter, guys. I just have two questions. First, could you talk about whether or not there is any material impact from the Ghost Rider out-performance in the box office? Second, could you give us an update on licensed contracts both for Spider-Man 3 versus its prior consideration and as well for Fantastic Four?

F. Peter Cuneo

Liz, your first question regarding Ghost Rider, we have stated I think previously that in our guidance for Ghost Rider, we really had no material financial impact from the film or from toys or from licensing. This is a property that is the first time out and it is a property that is difficult to some degree for toys and licensing because of the nature of the character.

We are very pleased about the results of the box office. I think that it proves again that Marvel can successfully take a lesser known character and make them successful around the world, but there is no real material positive impact on our numbers from Ghost Rider.

Your second question regarding licensing on Spider-Man 3 versus prior films, we have mentioned that the – we, certainly in terms of guarantees, as – guarantees for Spider-Man 3 are much higher than Spider-Man 2. They are roughly double or more than Spider-Man 2. We remain optimistic about this area for the year but of course we are only in February so it is a little early to say much about that. But so far, the business would appear to be strong, although we have to of course watch sell-through of our products.

Operator

The next question is from the line of David Miller with Sanders Morris Harris. Please proceed.

David Miller - Sanders Morris Harris

Good morning. Congratulations on the stellar results. A couple of questions, Peter or anyone on the call, it looks like the publishing results in the period also benefited from the year-over-year growth in custom publishing. Could you just define what custom publishing actually is? Is that just sort of a fourth quarter effect due to the fact that it is a Christmas quarter, calendars, etc.? I am just curious as to what that exactly is.

Then also, it looks like there was a $5.2 million payment in royalties and service fees related to initial shipments by Hasbro. Why wasn’t that booked in the current quarter as opposed to the fourth quarter? Thanks.

Kenneth P. West

David this is Ken, good morning. With respect to your first question, custom publishing relates to actually publishing comic books, very much like all our traditional comic books, but they are actually customized for our current clients’ needs or maybe for their promotions or their advertising. It is not necessarily seasonal. It is related to the opportunities that are brought about all throughout the year and they were very strong throughout the fourth quarter but also in our first quarter.

Your second question was related to revenue that has been recognized for Hasbro. As we mentioned when we actually recorded and when we actually collected that advance and announced that deal, it gave Hasbro the opportunity to put product into the retail distribution chain so that it is available for retail on January 1. In essence, that means that their sales have taken place and royalties and service fees inured to Marvel at that time which actually recognized in Q4 of 2006.

Operator

The next question is from the line of Michael Kelman with Susquehanna Financial Group. Please proceed.

Michael Kelman - Susquehanna Financial Group

Thanks. I have two quick questions. First, could you talk about where you stand on the greenlighting process for both Iron Man and Incredible Hulk? Specifically with respect to the mechanics of the facility and how it impacts your cash flow and balance sheet.

Also, was there some type of reclassification of some of the cost in prior periods to the film production group, as you showed about $6 million of costs this year? If so, where did they come from and, more importantly, is this a good number to assume as an annual run-rate, or will it ramp up as we get closer to the release of those films? Also, how much of these costs would you expect to be reimbursed from the film facility?

F. Peter Cuneo

David, would you like to talk about greenlighting?

David Maisel

Sure, let me talk about the first question there and just to get our terminology consistent, when we talk about greenlighting internally, that is when we start spending money and hiring a director on a movie which for both these films, Iron Man and Hulk, we have done months ago.

I think what you are referring to is fulfilling the full funding requirements with our facility so that we can actually fund the film and we are, as I mentioned, planning to start filming on March 12th, two weeks from today, and we are confident we will have all the funding requirements done before then.

F. Peter Cuneo

Ken, would you like to talk about the re-class?

Kenneth P. West

Sure. Michael, your question associated with the studio expenses is disclosed in this morning’s press release. That is a carve-out from our licensing segment. It represents the activities of our new studio operations, specifically focusing on the self-produced films. This represents the allocated amounts of expenses, principally salaries and some overhead. As far as the reimbursement of those, the reimbursement David can talk about in a few moments, relates to only the incremental overhead associated with the film production, not necessarily the incumbent overhead we had plus the additional staff.

David, do you want to clarify?

David Maisel

Sure. The way the facility is set up is for incremental personnel, meaning personnel that are hired post the closing of the facility, which was roughly September 1st of 2005. For those people we are able to get reimbursed for their costs up to a ceiling of 2% of the budget of each of the movies.

Michael Kelman - Susquehanna Financial Group

Okay. In terms of the $6 million that was for 2006, is that a good number or would we expect to continue to ramp that up?

Kenneth P. West

We would expect that for ’07, that would rise modestly. David, would you agree on that?

David Maisel

We have primarily hired the incremental people that we had planned to for the studio to focus on the film slate. We are basically at the end of that hiring, so as Ken mentioned, that should hit an equilibrium rather soon.

Michael Kelman - Susquehanna Financial Group

Then, I also noticed that corporate overhead was down significantly this quarter, around 30% to under $5 million. Could you discuss why that was so, and also is that a number that we should expect to run at around this level?

Kenneth P. West

The principal driving factor that benefited Q4 lower corporate expenses was principally in legal expenses. There are very few litigation matters that are presently being pursued. We are happy about that. But of course, when we are the aggressor, we will initiate those to the benefit of Marvel. As far as a full-year rate, you can assume that the actual amounts for 2006 could be anticipated to recur for ’07 in similar levels.

Operator

The next question is from the line of Eric Handler with Lehman Brothers. Please proceed.

Eric Handler - Lehman Brothers

Thank you very much. Just a couple of housekeeping things. So, your revenue guidance for ’07 has not changed, but you now expect your taxes to be higher, so I am curious why you didn’t decrease the high end of your EPS. What variable has changed which allows you to keep the high end of the guidance there?

Secondly, this is the second quarter now where you have not repurchased any shares. Anything we should read into that? Do you still expect to repurchase the full $100 million by the end of June?

Last, when you talk about cash flow from operations, for the film production costs, should we expect the full or nearly the full amount of the film production costs for Hulk and Iron Man to be included in the ’07 cash flow from operations number?

F. Peter Cuneo

Let me take your first question, which relates to the fact that while our guidance in terms of earnings per share, the range has gone down on the low end by $0.05, we have kept the high end of the range. If you are asking since our tax rate has gone in our planning from 37% to 40%, why didn’t the overall range drop, and the fact of the matter is, Eric, that we are currently very optimistic about our business for 2007. Virtually all areas seem to be purring along very well. We are particularly optimistic about the licensing, as I mentioned, on Spider-Man 3, but we seem to be strong in most areas.

We think that we probably will be able to offset most or all of the effect of the tax rate. There are forces in the company, of course, that are conservative and suggest that since we are only in February for the year and have 10 months more to go, perhaps our optimism is a little premature and that is good feedback and that is the reason that we have lowered the lower end of the range a little bit.

With regard to the second question on stock repurchase, John Turitzin will comment.

John Turitzin

Hi, Eric, it’s John Turitzin. For the more than two years that we have been buying back stock, we have always been opportunistic about it. We have not disclosed a particular plan about buying it back. We have watched the market. We have looked at our cash flow, our cash holdings and bought back on an opportunistic basis. I would expect that to continue during the next quarter and into the future.

Kenneth P. West

Eric, you also had a question associated with cash flows from operations and the impact that our investments in the production of both Hulk and Iron Man will have, and you have hit it right on the head in the sense that all the investments and the costs incurred to produce those films will be reflected as though we are actually building an inventory and therefore directly reducing our cash flows from operations.

F. Peter Cuneo

We are going to however be completely transparent on the operations in the studio during the year in the reporting, so you will be able to see both pieces.

Eric Handler - Lehman Brothers

Given the fact that you are actually starting Iron Man and Hulk so early, should most of the film production costs for those two films, will most of their budgets be reflected in 2007?

David Maisel

Yes, because most – you’re exactly right. The principal photography will be completed during 2007, so 2008 will be the remaining post-production period of time, so the majority of the budgets will be actually spent this calendar year.

Operator

The next question is from the line of Gordon Hodge with Thomas Weisel Partners. Please proceed.

Gordon Hodge - Thomas Weisel Partners

Just a couple of questions. One, the Hasbro fees that you got in the quarter, license fee or royalties and service fees, the service fees look comparable in scope to the royalties, a little less, I guess. I am just curious: is that something that we should expect to continue? In other words, are you, as you did with Toy Biz Worldwide, are you going to be continuing to provide meaningful services that would equate almost to doubling your license fees from Hasbro?

Also, on the video games, it sounds like you are into the overages. I am just curious: is that on the Activision deal or the Take 2 or all of them? Which of the contracts are you in overages on video games?

Kenneth P. West

With respect to our arrangement with Hasbro and the separation between the licensing and the service fee, it very much depends on which product lines they are promoting and not only that, just the SKUs specifically and the characters that are promoted, so it is hard to balance and estimate the breakout between licensing and service fees, but we are very comfortable in the arrangement and the promotion of the product and we look forward to aggregate earnings against that $105 million advance we collected last year.

F. Peter Cuneo

With regard to video games, we are in overages on Activision. The Take 2 arrangement is fairly new and I am frankly not sure that we are in overages yet.

Gordon Hodge - Thomas Weisel Partners

So it would be primarily on the Spider-Man game, I gather?

F. Peter Cuneo

That is correct.

Operator

The next question is from the line of Barton Crockett with JP Morgan. Please proceed.

Barton Crockett - JP Morgan

I wanted to ask you a question just following up on the cash flow from operations, just to make sure I heard correctly what you said there. Ken, were you saying that cash flow from operations in aggregate would be lower in ’07 than in ’06 due to two things: one, the impact of the spending on Iron Man and Hulk, and two, non-cash revenues related to Hasbro, where they basically prepaid for you? Specifically, did you say lower or is there a potential there for that to be negative? That would be question number one.

Then, question number two, switching gears a little bit, if you could talk a little bit about the share repurchase. I know you didn’t do it and I know you are going to be opportunistic, but is there any parameter – I mean, do you guys look for a share repurchase to be accretive? Is there any accretion/dilution analysis or any other logic that drives your decision about whether or not to purchase or not, assuming that you are not restricted? Thank you.

Kenneth P. West

Barton, with respect to your question on the cash flows from operations, again, you are hitting it right on the head. You are interpreting my comments appropriately in the sense that as we invest in the film productions, both for Iron Man and The Incredible Hulk, that will be reflected as a reduction in cash flow from operations and that amount could become negative, depending upon the timing of the investment in both productions of those films, but clearly it will be negative. However, all of those amounts will be financed directly from film facility borrowings, so cash neutral in the aggregate but presented as a reduction in cash flow from operations, pursuant to the way GAAP requires us to present it on that statement.

John Turitzin

When I answered the other question before, I didn’t mean it to sound as though we are purely random in our stock buy-back. We do, obviously, look at the buy-backs. We analyze them from an accretion point of view. We look at the market price, obviously. We look at a number of factors, including, as you pointed out, an accretion and dilution analysis. But we don’t lay out specific plans for buying and we really do this in an opportunistic manner without disclosing or laying out long-term plans.

Barton Crockett - JP Morgan

But since opportunistic is about as general a term as you can get, is that accretion/dilution, is that the only test or would you also look at whether this is going to be a better return on investment than other options available to you? That would be a follow-up there.

John Turitzin

We also look at our other uses for cash. If we find more productive uses for cash, we will obviously put our money there. We are looking for the highest rate of return that we can obtain for stockholders.

Barton Crockett - JP Morgan

But just to be clear, accretion/dilution, if you are on a lower earnings level now perhaps than you might have a couple of years hence, the accretion/dilution analysis might not be favorable this year, but it might be better a couple years hence, so there could be an alternative view that says maybe it is not accretive this year but it is accretive later, or it is a better investment later. Would those types of analyses also factor into your analysis?

Kenneth P. West

Absolutely. When we look at the accretion analysis associated with any planned use of cash expenditure, we do look at a long-term view, not necessarily just on a current view or even the subsequent year. We always look at that for a long-term horizon.

Barton Crockett - JP Morgan

In terms of the cash-neutral impact of the borrowings, are those likely to be in the same quarter as the spending, or is there potentially some delay? You spend one quarter, and then you get the cash back the next?

Kenneth P. West

We expect there will be a very short delay. In fact, we are going to structure it so that we will actually be borrowing and seeking advances probably within once every week to two weeks and expect those to be financed within seven days, so I think it will be a very quick turnaround.

Operator

The next question is from the line of Mike Hickey with Janco Partners. Please proceed.

Mike Hickey - Janco Partners

Good Morning and congratulations on your quarter. Just curious on your video game pipeline. This list here looks fairly short. Do you have other releases that maybe you are not showing that are baked into your guidance?

David Maisel

No, this is the accurate list of games that are released over the course of 2007. There obviously were some games released, like Marvel Ultimate Alliance, towards the end of 2006, which are still selling in the marketplace.

Mike Hickey - Janco Partners

So if we hear about maybe future releases, then that would be in addition, that is not in your current guidance, right?

David Maisel

That is right. For example, we have already announced a relationship with Sega to do the Iron Man film video game in 2008.

Mike Hickey - Janco Partners

Do you have a publisher yet for Incredible Hulk?

David Maisel

We do not have a publisher yet for the remaining games. As soon as we have those, we’ll announce that as well.

Mike Hickey - Janco Partners

Okay, and then just a broad question. Obviously you have numerous publishers, it looks like, bidding for your content, and certainly your content has proven to be very successful on the video game side. Are your licensing economics changing?

David Maisel

For the video games?

Mike Hickey - Janco Partners

Yes.

David Maisel

We continually do improve our deals as we are doing licenses. However, we have had success for a significant period of time here, so we feel like we have done a pretty good job in terms of negotiating the right parameters, both economically and quality-control-wise, for our games.

Operator

The next question is from the line of Alan Gould with Natexis Bleichroder. Please proceed.

Alan Gould - Natexis Bleichroder

Thank you. I have a few questions. First, Peter, the $5.2 million that you recognized from Hasbro in this fourth quarter, I assume that is all 100% margin and there is not material costs against that?

F. Peter Cuneo

That is correct, Alan.

Alan Gould - Natexis Bleichroder

Okay, and second, the interest expense from the film financing, that doesn’t run through the P&L. Does that all get capitalized into the film slate obligation, so the change from 29.6 to 33.2 would be the interest expense from the film financing unit?

Kenneth P. West

Alan, you are correct in the sense that direct borrowings to finance production is to be capitalized along with all other production-related costs associated with the borrowings. We do continue to expense the interest on the borrowings related to the closing costs that we incurred upon completing the Merrill Lynch film structure, and those expenses will continue as long as outstanding debt is related to that portion of the borrowing.

Alan Gould - Natexis Bleichroder

So how much of your interest expense, Ken, in ’06 was related to the film financing unit?

Kenneth P. West

The film financing unit – principally all the amount that has been recognized in the income statement for 2006 and also it includes the amortization of those up-front closing costs associated with structuring that film facility, so those will be amortized. They are non-cash, but they will continue to be amortized over the life of the loan.

Alan Gould - Natexis Bleichroder

Okay, and my last question is for David. David, how much do you expect to spend on Iron Man and Hulk combined in 2007? I assume you are going to start filming Hulk in the second or third quarter this year?

David Maisel

Yes, we are expecting to start filming Hulk in the second quarter of this year. We are not going to speak directly about the costs on any specific project for competitive reasons, and so in terms of answering that question in terms of detail, that is not something that now or likely in the future we are going to make a practice. That is similar to some of our other competitors in the marketplace.

But I refer you back to the August 10th presentation we made last year regarding the film slate and we gave ranges. Though we can make films with budgets between $65 million and $165 million, we did say then that it is likely our budgets will be between $100 million and $160 million, and nothing has changed to change what we said at that point in time.

Alan Gould - Natexis Bleichroder

Will most of the money for those two films be spent in calendar ’07?

David Maisel

The majority of it will, because we will have finished the development, the pre-production and the physical photography stage of those movies and we’ll be in post-production, which is the last stage, on both of those films. So a majority of the monies will have been spent before the end of the year.

Alan Gould - Natexis Bleichroder

Thank you.

David Maisel

One correction – I think one of the prior questions was about whether we have a partner for the Hulk video game. We actually do have a partner for the Hulk video game. We have not yet announced the partner there. That partnership announcement will be made in the near future.

Operator

The next question is from the line of David Bank with RBC Capital Markets. Please proceed.

David Bank - RBC Capital Markets

A couple of questions. First, a follow-up on the $5.2 million in royalties and service fees that you got from Hasbro in the quarter. Were you anticipating that in your initial guidance? Did it come out any different than you thought it was going to be in terms of fourth quarter revenue?

Then, two more forward-looking questions. The first is, is there anything you guys are extrapolating here from Ghost Rider in terms of the 2008 slate movies? Could you give us a little more clarity in terms of box office expectations? I know you have given ranges in the past, but can you hone in a little bit more for us?

Last question, you talked about some optimism on the Spider-Man stuff, particularly. Can you talk a little bit about Fantastic Four? Any sense of either the toys in particular there or the franchise generally as you look to roll out the next movie?

F. Peter Cuneo

Your first question was related to the $5.2 million from Hasbro that we booked in the fourth quarter. Our previous guidance for ’06 did reflect some revenue from, as we said I think publicly, we did say we expected Hasbro to ship some toys in the fourth quarter: a little earlier than our agreement actually called for, which was fine with us. So actually, we did expect some royalty income from Hasbro in the fourth quarter.

With regard to Ghost Rider and the effect on the ’08 movies, David, would you like to comment?

David Maisel

Sure. In a similar way as I mentioned regarding cost items and budget items, we are not going to comment on expectations regarding box office for our films. I think that also is consistent with other players in the industry.

All that being said, as we said earlier, the commercial success of Ghost Rider, especially for a character that is less well-known than most of the characters in our slate and during a winter time slot, was very encouraging to us and as Peter said earlier, shows to us the continued attractiveness of our characters in the movie environment. So our confidence is still very high as we go into the slate and Ghost Rider has been another data point, as well as the other movies we have made it the past, that has helped us build up that confidence.

F. Peter Cuneo

I think your last question regarded optimism on Spider-Man 3.

David Bank - RBC Capital Markets

Really more focused on Fantastic Four.

F. Peter Cuneo

We have said before that Fantastic Four will probably suffer to some degree with regard to toy sales and licensing vis-à-vis the first film, and the reason for that is that there are six major fantasy films being released within a six-week period this summer and retailers have to make choices and they can’t carry six films. The best they can focus on is one or two films.

So our guidance again that we initiated last quarter and the guidance that we are talking about today does assume that the toy sales for Fantastic Four and licensing will be less than they were on Fantastic Four 1 because of this logjam.

David Bank - RBC Capital Markets

Okay, but no real difference in terms of how you were thinking a couple of months ago versus what you are thinking today about the overall performance of the franchise, for toys and movies?

F. Peter Cuneo

No, there is absolutely no change at all.

Operator

The next question is from the line of Lowell Singer with Cowen. Please proceed.

Lowell Singer - Cowen & Co.

I have a couple of questions. Peter, first on the Spider-Man toy side, can you give us some context for thinking about your expectations on Spider-Man 3 toys versus Spider-Man 2 toys, particularly on the operating income line? Do you think it is flat or up versus the previous film?

Then David, a couple of questions for you. Not included in the release today is anything in your slate about continuation of franchises that you previously have made under the license side of the studio. I am wondering what the expectations are there, particularly with regard to continuing the Spider-Man franchise after this film.

The second question for you has to do with Avi Arad. Can you give us a sense of how involved he is in the two films you are working on for next year? I know he has, I think, Executive Producer credits on both. I am wondering if his involvement is roughly what you expected it to be when he decided to leave the company. Thanks.

F. Peter Cuneo

Lowell, let me take your first question on Spider-Man toys. As far as actual estimates for the sell-through this year, those questions are best directed not at Marvel but at Hasbro. I think it would be unfair for us to quote numbers without it coming really from the source, which is Hasbro.

But I can say that in terms of operating income, we are expecting a slight increase from the previous film.

David Maisel

In regard to the other two questions, regarding the licensed films, you are right. On our press release, we have taken out some of the information we normally had there. We have decided that we would list the projects that had at least a director on them or actually had a release date on them with our licensed partners.

However, as always, we are working with our licensed partners on scripts with writers on our various projects for the various different franchises. As directors are hired, as release dates are set, we will add those to our list.

At this current point in time, beyond 2007, none of those types of franchises has official greenlights. That being said, these films have obviously been very successful. The X-Men franchises and the Fantastic Four franchises, Spider-Man franchises, and speaking generally, we would assume that our partners, because of that success, would continue making these films on a regular basis.

The last question was about Avi Arad. He is actually the producer, as well as Kevin Feige, on Iron Man and on The Incredible Hulk, and has been very actively involved. There has actually been no change in terms of the level of involvement from before the change in role. That has worked out extremely well.

John Turitzin

As we have built up our Los Angeles office and really built out that office and added depth in that office, we agreed with Avi to lift his non-compete restrictions to allow him to pursue other opportunities that he is interested in, in exchange for him agreeing to a new fee structure for his work as producer on our Iron Man and Hulk movies.

Lowell Singer - Cowen & Co.

Just remind me, does he – I know he is involved in Spider-Man 3. Does his involvement continue in that franchise beyond the third film, if there is a continuation?

John Turitzin

I am sure it would. It is really up to Sony on those movies, but I am sure it would. He has been very successful with them.

Operator

Mr. Cuneo, there are no further questions at this time. I would like to turn the conference back to you, sir.

F. Peter Cuneo

Julia, thank you very much. Thank you all for joining us today. We appreciate your participation and we hope to hear from you next quarter. Thanks again.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.